Exhibit 10.16

SUBORDINATE MORTGAGE

THIS MORTGAGE, made as of the 15th day of October, 2009, between 250 WEST 57TH ST. ASSOCIATES L.L.C., a New York limited liability company, with offices at c/o Malkin Holdings LLC, 60 East 42nd Street, New York, New York 10165 (the “Mortgagor”) and SIGNATURE BANK, a New York banking corporation, having an office at 68 South Service Road, Melville, New York 11747 (the “Mortgagee”), and joined in by FISK BUILDING ASSOCIATES L.L.C., a New York limited liability company, with offices at c/o Malkin Holdings LLC, 60 East 42nd Street, New York, New York 10165 (the “Ground Lessee”).

W I T N E S S E T H

WHEREAS, the Mortgagor is now the owner in fee simple of the entire premises hereinafter described by metes and bounds as set forth on the attached Schedule A (the “Premises”) and is the owner of the landlord’s interest under that certain Lease Agreement dated September 30, 1953, as amended by that certain Modification of Lease dated June 12, 1961, as further amended by Second Modification Agreement dated June 10, 1965, as further amended by Third Lease Modification Agreement dated May 1, 1975, as further amended by Fourth Lease Modification Agreement dated November 12, 1985, as further amended by Fifth Lease Modification Agreement dated September 1, 1999, as further amended by Sixth Lease Modification Agreement dated November 17, 2000, as further amended by Seventh Lease Modification Agreement dated December 28, 2004, as further amended by Eighth Lease Modification Agreement dated May 25, 2006, and as evidenced by that certain Memorandum of Lease recorded on March 14, 2005, under CRFN 2005000149377 in the Office of the New York City Register (as amended, the “Ground Lease”), between Mortgagor, as landlord, and Ground Lessee, as tenant; and

WHEREAS, the Mortgagor is the owner in fee simple of the buildings and improvements now or hereafter located on the Premises (the “Improvements”); and

WHEREAS, the Mortgagor is now indebted to the Mortgagee in the sum of Twenty One Million and 00/100 Dollars ($21,000,000.00), lawful money of the United States, to be paid according to a certain subordinate mortgage note bearing even date herewith (the “Note”) and to be advanced in accordance with the terms and conditions of a loan agreement of even date herewith between the Mortgagor and the Mortgagee (the “Loan Agreement”), together with any additional sums due under the terms of the Note, the Loan Agreement and this Mortgage (the “Debt”).

NOW, THEREFOR, to secure the payment of the Debt, the Mortgagor hereby mortgages to the Mortgagee, the Premises and the Improvements together with:

(A) all right, title and interest of the Mortgagor in and to the land lying in the streets and roads in front of and adjoining the Premises;

(B)	(a) all appurtenances to the Mortgaged Property, as hereinafter defined;

(b) to the extent owned by the Mortgagor, all machinery, equipment, fixtures (including, but not limited to, all heating, air conditioning, plumbing, lighting, communications and elevator fixtures) and other property of every kind and nature whatsoever owned by the Mortgagor, or in which the Mortgagor has or shall have an interest, now or hereafter located upon the Mortgaged Property or appurtenances thereto and usable in connection with the Mortgaged Property (the “Equipment”), and the right, title and interest of the Mortgagor in and to any of the Equipment which may be subject to any security agreements (as defined in subdivision (A)(73) of Section 9-102 of the Uniform Commercial Code of New York), superior in lien to the lien of this Mortgage;

(c) all awards or payments, including interest thereon, which may be made with respect to the Mortgaged Property, whether from the exercise of the right of eminent domain (including any transfer made in lieu of the exercise of said right) or for any other injury to or decrease in the value of the Mortgaged Property, to the extent of Mortgagor’s interest therein;

(d) all leases and other agreements affecting the use or occupancy of the Mortgaged Property now or hereafter entered into (the “Leases”) and the right to receive and apply the rents, issues and profits of the Mortgaged Property (the “Rents”) to the payment of the Debt, to the extent of Mortgagor’s interest therein;

(e) all proceeds of any unearned premiums on any insurance policies covering the Mortgaged Property, including, without limitation, the right to receive and apply the proceeds of any insurance, judgments or settlements made in lieu thereof in reduction of the Debt, for damage to the Mortgaged Property, to the extent of Mortgagor’s interest therein; and

(f) the right, in the name and on behalf of the Mortgagor, to appear in and defend any action or proceeding brought with respect to the Mortgaged Property and to commence any action or proceeding to protect the interest of the Mortgagee in the Mortgaged Property.

The Premises, the Improvements and the Equipment together with the property, rights and interests stated in Paragraphs (A) and (B) above are herein collectively called the “Mortgaged Property”.

This is a subordinate mortgage subject to (i) that certain consolidated mortgage held of record by The Prudential Insurance Company of America in the original consolidated principal amount of Thirty Million Five Hundred Thousand and 00/100 Dollars ($30,500,000.00) which terms are set forth in the Spreader, Consolidation and Modification of Mortgage and Security Agreement dated as of September 1, 2005 and recorded in the Office of the City Register, New York County on September 22, 2005 under CRFN 2005000xxxxxx as modified by a First Amendment to Agreement of Spreader, Consolidation and Modification of Mortgage and Security Agreement dated as of May 25, 2006 and recorded in the Office of the City Register, New York County on June 15, 2006 under CRFN 2006000xxxxxx, and (ii) that certain Second Priority Mortgage and Security Agreement held of record by The Prudential Insurance Company of America in the original principal amount of Twelve Million Four Hundred Ten Thousand dated as of May 25, 2006 and recorded in the Office of the City Register, New York County on June 15, 2006 under CRFN 2006000xxxxxx (collectively, the “First Mortgage” or “Senior Mortgage”) and to the rights of the holder of the First Mortgage (the “Senior Mortgagee”) in and to the Mortgaged Property.

And the Mortgagor covenants and warrants with the Mortgagee that:

1. The Mortgagor will pay the Debt as provided in the Note and as otherwise provided herein.

2. The Mortgagor warrants the title to the Mortgaged Property subject to the matters set forth in the title policy issued by Commonwealth Land Title Insurance Company and insuring the lien of this Mortgage.

3. The Mortgagor will keep the Mortgaged Property insured against loss or damage by fire with extended coverage, flood insurance, terrorism/war risk insurance (to the extent available to the Mortgagor at commercially reasonable rates, as determined by the Mortgagor in its reasonable discretion, which are comparable to premiums per dollar of fire insurance coverage, in an amount not less than the principal amount of the Debt) and such other hazards as the Mortgagee shall from time to time require in amounts approved by the Mortgagee and shall pay the premiums for such insurance as same become due and payable. All policies of insurance (the “Policies”) shall be issued by an insurer reasonably acceptable to the Mortgagee and shall contain the standard New York mortgagee clause endorsement naming the Mortgagee loss payee and additional insured (subject to the rights of the holder of the First Mortgage). The Mortgagor will assign and deliver the Policies to the Mortgagee (subject to the rights of the holder of the First Mortgage). Not later than fifteen (15) days prior to the expiration date of each of the Policies the Mortgagor will deliver to the Mortgagee satisfactory evidence of the renewal of each of the Policies. If the Mortgaged Property is partially damaged by fire or other casualty, the Mortgagee shall make seventy-five (75%) percent of the net insurance proceeds received by the Mortgagee in connection with such damage available to the Mortgagor in order to restore the Mortgaged Property, provided that: (i) the net insurance proceeds are sufficient, in the opinion of the Mortgagee, to fully restore the Mortgaged Property or, if such proceeds are insufficient to fully restore the Mortgaged Property, the Mortgagor shall have deposited with the Mortgagee or, if required by the holder of the First Mortgage, with the holder of the First Mortgage, cash in an amount equal to the difference between the reasonably estimated cost of restoring the Mortgaged Property and the amount of the net insurance proceeds; (ii) the Mortgagor is not then in default under the terms of the Note or this Mortgage; and (iii) in the opinion of the Mortgagee reasonably exercised the Mortgaged Property can be fully restored within twelve (12) months from the occurrence of such damage. The remaining twenty-five (25%) percent of the net insurance proceeds shall be released to the Mortgagor once the renovation or restoration is substantially completed and following such renovation or restoration the rents under the Leases and income from the Mortgaged Porperty are sufficient (as reasonably determined by Mortgagee) to pay the debt service under the Note, the First Mortgage, real estate taxes on the Premises and the operating expenses related thereto. If held by the Mortgagee, the Mortgagee will hold all insurance proceeds in an interest-bearing money market account. The interest earned thereon shall be the property of the Mortgagor and shall be disbursed to the Mortgagor in the manner and for the purposes that insurance proceeds are to be disbursed pursuant to this paragraph 3. In the event insurance proceeds are made available to repair or restore the Mortgaged Property in accordance with the foregoing, the Mortgagor shall retain an architect, at its sole cost and expense (whose fees shall be paid out of the insurance proceeds), who shall submit plans and specifications to the Mortgagee for the repair or restoration of the Mortgaged Property (indicating that such repair or restoration can be completed within the period provided for herein) and a budget itemizing the projected costs of such repair or restoration. Such plans and specifications and the budget are subject to the Mortgagee’s prior written approval (not to be unreasonably withheld, delayed or conditioned). Prior to the commencement of any repair or restoration the Mortgagor shall obtain, at its sole cost and expense, all necessary permits and approvals therefor. If the insurance proceeds are held by the Mortgagee and not by the holder of the First Mortgage, the Mortgagee shall periodically disburse seventy-five (75%) percent of such net insurance proceeds to pay for work completed or materials installed pursuant to the approved plans and specifications and budget. The expenses incurred by the Mortgagor (including, without limitation, architect’s and attorney’s fees and all “soft” and “hard” costs in connection with such restoration) shall be paid by the Mortgagor to the extent that seventy-five (75%) percent of the net insurance proceeds are insufficient to pay for such expenses. The Mortgagee shall not at any time be required to disburse any insurance proceeds to the Mortgagor if the undisbursed balance of such net insurance proceeds is, in the opinion of the Mortgagee, reasonably exercised, insufficient to timely complete the restoration of the Mortgaged Property free and clear of all liens in accordance with the aforesaid plans and specifications and budget. In the event the Mortgaged Property is damaged to a greater extent than set forth above, in the opinion of the Mortgagee, resaonably exercised, and subject to terms of the First Mortgage, any sums paid to the Mortgagee by any insurer may be retained and applied by the Mortgagee toward payment of the Debt in such priority and proportions as the Mortgagee in its discretion shall deem proper or, at the discretion of the Mortgagee, the same may be paid, either in whole or in part, to the Mortgagor for such purposes as the Mortgagee shall designate. If the Mortgagee shall receive and retain such insurance money, the lien of this Mortgage shall be reduced only by the amount thereof received after expenses of collection and retained by the Mortgagee and actually applied by the Mortgagee in reduction of the Debt. The provisions of Subsection 4 of Section 254 of the Real Property Law of New York covering the insurance of buildings against loss by fire shall not apply to this Mortgage. The Mortgagee shall be entitled, in the event of other insurance and contribution between the insurers, to receive from the insurance moneys to be paid such an amount as would have been payable under the policy or policies held for the benefit of the Mortgagee in case there had been no contribution.

Notwithstanding anything contained in this paragraph 3 to the contrary, in the event of a casualty loss covered by this Section 3, but subject to the provisions of the First Mortgage, all insurance proceeds up to the sum of $1,000,000.00 shall be paid directly to the Mortgagor as trustee on account of the repair of the casualty to the Mortgaged Premises(subject to the rights of the Senior Mortgagee). Said funds shall be paid by the Mortgagor to the contractors/subcontractors on account of said work which shall be performed in accordance with applicable municipal codes and the provisions of the Note or this Mortgage and the First Mortgage.

Notwithstanding anything contained in this paragraph 3 to the contrary, provided that no Event of Default shall have occurred and be continuing, the proceeds of any rent loss or business interruption insurance will be paid to the Mortgagor (subject to the rights of the Senior Mortgagee).

Notwithstanding anything herein set forth to the contrary, all or any portion of the insurance required to be maintained under this Mortgage may be issued by an insurance company organized and owned in whole or in part by the Mortgagor and the Ground Lessee or either of them, provided (i) that any such insurance company shall reinsure substantially all of the risk underwritten by it and not deemed reimbursable by government programs such as the Terrorism Risk Insurance Program and (ii) such insurance company shall issue certificates of insurance in form and substance satisfactory to the Mortgagee in its discretion reasonably exercised. Such insurance company need not be rated by any insurance agency or company.

4. The Mortgagor will pay all taxes, assessments, water rates, sewer rents and other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Premises, now or hereafter levied or assessed against the Mortgaged Property (the “Taxes”) as same become due and payable. The Mortgagor will deliver to the Mortgagee, within thirty (30) days after such Taxes are due and payable, a receipted tax bill, evidencing that the Taxes have been paid.

5. The Mortgagor, in addition to the payments of interest and principal or both payable pursuant to the Note and this Mortgage, will pay to the Mortgagee on each payment date an amount (the “Escrow Fund”) which would be sufficient to pay the Taxes payable, or estimated by the Mortgagee to be payable, during the ensuing twelve (12) months from the date of calculation, divided by the number of Installments due during the period ending one (1) month prior to the date any such real estate tax is payable. The Escrow Fund and the payments of interest or principal or both payable pursuant to the Note and this Mortgage shall be added together and shall be paid as an aggregate sum by the Mortgagor to the Mortgagee (the “Installments”). The Mortgagee will apply the Escrow Fund to payments required to be made by the Mortgagor pursuant to Paragraph 4 hereof. If the amount of the Escrow Fund shall exceed the amounts due pursuant to Paragraph 4 hereof, the Mortgagee shall in its discretion: (a) return any excess to the Mortgagor; (b) credit such excess against the Debt in such priority and proportions as the Mortgagee in its discretion shall deem proper; or (c) credit such excess against future payments to be made to the Escrow Fund. In allocating such excess the Mortgagee may deal with the person shown on the records of the Mortgagee to be the owner of the Mortgaged Property. If the Escrow Fund is not sufficient to pay the Taxes, the Mortgagor shall pay to the Mortgagee, upon request, an amount which the Mortgagee shall estimate as sufficient to make up the deficiency, in default whereof the Mortgagee may apply any sums in its hands to the payment of the following items in any order in its uncontrolled discretion:

(i)	Taxes;

(ii)	Interest on the principal;

(iii)	Amortization of the principal;

(iv)	Late charges payable pursuant to the provisions hereof.

Until expended or applied as above provided, any amounts in the Escrow Fund shall constitute additional collateral security for the Debt and shall not bear interest.

Notwithstanding the above, Mortgagor will not be required to escrow for Taxes provided that (i) Mortgagor escrows same with the Senior Mortgagee or (ii) no default shall exist hereunder beyond any applicable grace or notice period and Mortgagor is providing Mortgagee with evidence of payment of Taxes within thirty (30) days after the due date of the same.

6. Notwithstanding any taking by any public or quasi-public authority through eminent domain or otherwise, the Debt shall not be reduced until any award or payment therefor shall have been actually received after expenses of collection and applied by the Mortgagee to the discharge of the Debt and the Mortgagee shall not be limited to the interest paid on the award by the condemning authority, but shall be entitled to receive out of the award interest on the principal at the rate herein provided. The Mortgagee shall make the proceeds of such award available for the restoration of the Mortgaged Property pursuant to the provisions of paragraph 3 hereof, and any remaining proceeds after the completion of such restoration may be applied by the Mortgagee to the discharge of the Debt whether or not then due and payable. If the Mortgaged Property is sold, through foreclosure or otherwise, prior to the receipt by the Mortgagee of such award or payment, the Mortgagee shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive said net award or payment or a portion thereof sufficient to pay the Debt, whichever is less.

7. The Mortgagee has the right to enter the Mortgaged Property for the purpose of enforcing its interests as set forth herein. Nevertheless, subject to the terms of this Paragraph 7, the Mortgagee waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and grants the Mortgagor the right to collect, use and enjoy the Rents, and until the Mortgagee shall enter the Mortgaged Property to enforce its rights under this Mortgage, the Mortgagor shall have all rights to enforce the lessor’s rights under all Leases and other agreements referenced in this Mortgage The Mortgagor shall hold the Rents, or an amount sufficient to discharge all current sums due on the Debt, in trust for use in the payment of the Debt. The right of the Mortgagor to collect the Rents may be revoked by the Mortgagee upon the occurrence of any Event of Default by giving notice of such revocation to the Mortgagor. Following such notice the Mortgagee may enter upon the Mortgaged Property, collect, retain and apply the Rents toward payment of the Debt in such priority and proportions as the Mortgagee in its discretion shall deem proper.

The Mortgagor shall not, without the consent of the Mortgagee, accept prepayments of installments of Rent for a period of more than (1) month in advance or further assign the whole or any part of the Rents. The Mortgagee shall have all of the rights against lessees of the Mortgaged Property as set forth in Section 291-f of the Real Property Law of New York. The Mortgagor will: (a) fulfill or perform each and every provision thereof on its part to be fulfilled or performed; (b) if requested by Mortgagee, promptly send to the Mortgagee copies of all notices of default which it shall send or receive thereunder; and (c) enforce all of the terms, covenants and conditions contained in the Leases upon the lessee’s part to be performed, short of termination thereof. In addition to the rights which the Mortgagee may have hereunder, in the event of any default under this Mortgage, the Mortgagee, at its option, may require the Mortgagor to pay monthly in advance to the Mortgagee, or to any receiver appointed to collect the Rents, the fair and reasonable rental value for the use and occupation of such part of the Mortgaged Property as may be in the possession of the Mortgagor. Upon default in any such payment the Mortgagor will vacate and surrender possession of the Mortgaged Property to the Mortgagee or to such receiver and in default thereof the Mortgagor may be evicted by summary proceedings or otherwise.

In the event that Ground Lessee enters into subleases that require subordination, non-disturbance and attornment agreements, the Mortgagee will have the right to approve any such subleases (such approval not to be unreasonably withheld, delayed or conditioned) and will, in connection with any such approved sublease, enter into a commercially reasonable subordination, non-disturbance and attornment agreement with the subtenant thereunder, in form and substance satisfactory to the Mortgagee and its counsel in all respects in their discretion, reasonably exercised.

Notwithstanding anything herein set forth to the contrary, as long as no Event of Default shall have occurred and be continuing, Ground Lessee shall have the right, without the consent of Mortgagee, to (i) sublease portions of the Premises, (ii) amend any such sublease and/or (iii) terminate any such sublease.

8. The Mortgagor will cause the Mortgaged Property to be maintained in good condition and repair. Except as contemplated by the Loan Agreement and subject to the rights of the subtenants under the Leases, the Improvements and the Equipment shall not be removed, demolished or altered (except for normal replacement of the Equipment) without the consent of the Mortgagee. Subject to the rights of the holder of the Senior Mortgage, the Mortgagor shall promptly comply with all laws, orders and ordinances affecting the Mortgaged Property or the use thereof and shall promptly repair, replace or rebuild (the “Work”) any part of the Mortgaged Property which may be destroyed by any casualty or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Paragraph 6 hereof and shall complete and pay for any structure at any time in the process of construction or repair on the Premises. If such casualty shall be covered by the Policies, the Mortgagor’s obligation to do the Work shall be contingent upon the Mortgagee’s paying to the Mortgagor the proceeds of the Policies, or such portion thereof as shall be necessary, upon completion of the Work to the Mortgagee’s satisfaction. Notwithstanding the foregoing, by its acceptance of this Mortgage, the Mortgagee acknowledges that the Mortgagor is performing material alterations to the Mortgaged Property to improve and upgrade them. Such improvement program and alterations in connection with leasing space to subtenants shall be permitted without consent of the Mortgagee.

9. The Debt will, at the option of the Mortgagee, become immediately due and payable in the event that the Mortgagor shall, without the prior written consent of the Mortgagee, (a) permit the Mortgaged Property or any part thereof or any interest therein to be sold, transferred, conveyed or further encumbered to any other person or entity, or (b) sell, transfer, convey or encumber the Mortgaged Property or any part thereof or any interest therein, which shall include but not be limited to (i) where the Mortgagor is a corporation, the sale, transfer, pledge or encumbrance of any of the outstanding shares of the corporation or the dilution of the present stockholding or corporate control by issuance of new or treasury stock or by conversion of any non-voting stock or other securities to voting stock, or (ii) where the Mortgagor is a partnership, the sale, transfer, pledge or encumbrance of any of the interests in the Mortgagor, or the withdrawal, resignation or retirement of the general partner, or (iii) where the Mortgagor is a limited liability company, the sale, transfer, pledge or encumbrance of any of the interests in the Mortgagor.

Notwithstanding the foregoing, transfers of interests in the Mortgagor will be permitted without the consent of the Mortgagee, provided that Peter L. Malkin and/or Anthony Malkin and/or their controlled affiliates shall continue to have substantial and active participation in the management of the Mortgagor (as determined by the Mortgagee in its reasonable discretion). Notwithstanding the foregoing, no interest in the Mortgagor may be transferred to a person who appears as a “Sanctioned Party” on the list promulgated by the United States Office of Foreign Assets Control.

10. After request by the Mortgagee, the Mortgagor, within ten (10) days and at its expense, will furnish to the Mortgagee a statement, duly acknowledged and certified, setting forth the amount of the Debt, the rate of interest thereon, the date Installments were last paid, the offsets or defenses thereto, if any, and that the Note and this Mortgage have not been modified or, if modified, giving particulars of such modification.

11. All notices and other communications under this Mortgage are to be in writing and addressed to each party as set forth below. Notices shall be deemed to have been duly given upon the earliest of: (i) actual receipt; (ii) one (1) day after having been timely deposited for overnight delivery, fee prepaid, with a reputable overnight courier service, having a reliable tracking system; or (iii) three (3) days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by certified mail, postage prepaid, return receipt requested, and in the case of clause (b) and (c) irrespective of whether delivery is accepted. A new address for notice may be established by written notice to the other; provided, however, that no change of address will be effective until written notice thereof actually is received by the party to whom such address change is sent. Notice to outside counsel or parties other than the named Mortgagor and Mortgagee, now or hereafter designed by a party as entitled to notice, are for convenience only and are not required for notice to a party to be effective in accordance with this Section. Notice addresses are as follows:

To Mortgagee:

Signature Bank

68 South Service Road

Melville, New York 11747

Attention: John Zieran, Senior Vice President

With a copy to:

Cullen and Dykman LLP

100 Quentin Roosevelt Boulevard

Garden City, New York 11530

Attention: Amy F. Hecht, Esq.

To Mortgagor:

250 West 57th St. Associates L.L.C.

c/o Malkin Properties, L.L.C.

One Grand Central Place

60 East 42nd Street

New York, New York 10165

Attention:

With a copy to:

Malkin Holdings LLC

One Grand Central Place

60 East 42nd Street

New York, New York 10165

Attention: Legal

12. If this Mortgage is foreclosed, the Mortgaged Property or any interest therein may, at the discretion of the Mortgagee, be sold in one or more parcels and in any order or manner.

13. If any law or ordinance is enacted or adopted which imposes a tax, either directly or indirectly, on the Note, this Mortgage or the Debt, the Mortgagor will pay such tax with interest and penalties thereon, if any. In the event that the Mortgagee shall be advised by counsel chosen by it that the payment of such tax or interest and penalties by the Mortgagor would be unlawful, taxable to the Mortgagee or unenforceable or would provide the basis for a defense of usury, then and in that event the Mortgagee shall have the option, by written notice of not less than ninety (90) days, to declare the Debt immediately due and payable.

14. If at any time the United States of America, any state thereof or any subdivision of any such state shall require revenue or other stamps to be affixed to the Note or this Mortgage, or shall impose any other tax or charge on the same, the Mortgagor will pay for the same with interest and penalties thereon, if any.

15. The Mortgagee and its agents will have the right to enter and inspect the Mortgaged Property at all reasonable times.

16. The Mortgagor will keep adequate books and records of account in accordance with generally accepted accounting practices consistently applied and will furnish the Mortgagee with (i) annual reviewed financial statements for the Mortgagor within one hundred twenty (120) days after the end of each calendar year, as customarily prpared for the Mortgagor; (ii) a copy of its signed federal income tax returns, including all schedules, within thirty (30) days of the date of filing thereof; and (iii) if requested by Mortgagee, a rent roll for the Premises. In addition, the Mortgagor will submit to the Mortgagee copies of any operating statements or the like when the Mortgagor is required to submit such information to any administrative or regulatory authority or agency having jurisdiction. In addition to but not in lieu of any other remedies available to the Mortgagee, upon the Mortgagor’s failure to supply to the Mortgagee timely as provided above the records and/or other information required by this Paragraph 16 within thirty (30) days of written request therefor and until such records and/or information are furnished, interest payable under the Note and/or this Mortgage shall be at the rate of twenty-four (24%) percent per annum or the maximum rate allowed to be charged by law, whichever is lower.

17. The Mortgagor will observe and perform each and every term to be observed or performed by the Mortgagor pursuant to the terms of any agreement or recorded instrument affecting or pertaining to the Mortgaged Property.

18. The Debt will become due at the option of the Mortgagee upon any one or more of the following events (each an “Event of Default”):

(a) if any Installment is not paid when due and said default is not cured after ten (10) days prior notice;

(b) if any of the Taxes are not paid when the same are due and payable and said default is not cured after ten (10) days notice;

(c) if the Policies are not kept in full force and effect or if the Policies are not assigned and delivered to the Mortgagee upon request;

(d) if the Mortgagor does not furnish a statement, in the manner provided herein, of the amount of the Debt and the offsets or defenses thereto, if any;

(e) if without the consent of the Mortgagee any Improvement or the Equipment (except for normal replacement of the Equipment) is removed, demolished or altered or if the Mortgaged Property is not kept in good condition and repair;

(f) if any of the Rents are prepaid for a period of more than one (1) month in advance or if any of the Rents are assigned without the consent of the Mortgagee, except as otherwise provided in Paragraph 7 hereof;

(g) if any material representation or warranty of the Mortgagor or of any person (a “Guarantor”) guaranteeing payment of the Debt or any portion thereof or the performance by the Mortgagor of any of the terms of the notes, the Mortgage or this Agreement, made herein or in any such guaranty or in any certificate, report, financial statement or other instrument furnished in connection with the making of the Note, this Mortgage or any such guaranty, shall prove false or misleading in any material respect;

(h) if the Mortgagor or any Guarantor shall make an assignment for the benefit of creditors;

(i) if a receiver, liquidator or trustee of the Mortgagor or of any Guarantor shall be appointed or if the Mortgagor or any Guarantor shall be adjudicated a bankrupt or insolvent or if any petition for bankruptcy, reorganization or arrangement pursuant to the Federal Bankruptcy Code or any similar federal or state statute shall be filed by or against the Mortgagor or any Guarantor or if any proceeding for the dissolution or liquidation of the Mortgagor or of any Guarantor shall be instituted and, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by the Mortgagor or such Guarantor, upon the same not being discharged, stayed or dismissed within one hundred twenty (120) days;

(j) if the Mortgagor does not reimburse the Mortgagee upon demand for all expenses incurred in remedying any default of the Mortgagor hereunder or in appearing in, defending or bringing any action or proceeding to protect the Mortgagee’s interest in the Mortgaged Property, including reasonable attorneys’ fees, with interest as provided herein;

(k) if for fifteen (15) days after notice from the Mortgagee the Mortgagor shall continue to be in default under any other covenant of the Mortgagor hereunder;

(l) if, after a default thereunder, the Mortgagee elects to enforce its rights under the Note or any instrument which may be held by the Mortgagee as additional security for the Debt;

(m) if the Mortgagor shall be in default under any other mortgage covering any part of the Mortgaged Property whether it is superior or inferior in lien to this Mortgage, including, without limitation, the First Mortgage;

(n) if the Mortgaged Property becomes subject to (i) any tax lien which is superior to the lien of this Mortgage, other than a lien for local Taxes and assessments not due and payable, or (ii) any mechanic’s, materialman’s or other lien and such lien shall remain undischarged for sixty (60) days;

(o) if the Mortgagor fails to promptly cure any violations of laws or ordinances affecting or which may be interpreted to affect the Mortgaged Property;

(p) if the Mortgagor shall convey or lease any air development rights with respect to the Mortgaged Property, inasmuch as the Mortgagor agrees that such sale or lease would conclusively impair the Mortgagee’s security; or

(q) if the Mortgaged Property is encumbered by any mortgage lien other than the lien of this Mortgage and the lien of the First Mortgage, provided, however, that the Mortgagor shall be permitted to further encumber the Mortgaged Property provided that (i) the aggregate of all secured debt of the Mortgagor shall not exceed fifty (50%) percent of the fair market value of the assets mortgaged, (ii) the holder of any such subordinate indebtedness shall enter into a subordination agreement with the Mortgagee, in form and substance satisfactory to the Mortgagee and its counsel in all respects in the exercise of reasonable discretion, and (iii) such subordinate financing does not create a default under the documents executed in connection with the First Mortgage. The Mortgagee and the Mortgagor shall attempt to agree upon the appraised value of the property being mortgaged; and if they cannot agree after thirty (30) days, then either party may require that such value be determined by an independent M.A.I. appraiser reasonably agreeable to both parties engaged at Mortgagor’s expense.

Notwithstanding anything contained herein to the contrary, except for items 18(a), 18(b) and 18(q), the Mortgagee shall give Mortgagor thirty (30) days written notice of non-monetary defaults (i.e., defaults that cannot be cured by the payment of a liquidated sum of money) prior to accelerating the Mortgage. In the event the default is of the nature that cannot be cured within thirty (30) days and Mortgagor commences to cure same and diligently continues to attempt to cure, the same shall not constitute a default and Mortgagor shall have additional reasonable period of time in which to cure. If a default occurs under the First Mortgage, such default shall not be deemed an Event of Default unless and until the grace or cure period under the First Mortgage shall have expired without the cure therefor having been effected. In the event that the Mortgagee shall have cured such default, then the actual cost of such cure shall be reimbursed by the Mortgagor, which reimbursement shall be due and payable within five (5) days after demand therefor, and no Event of Default shall be deemed to have occurred except upon the Mortgagor’s failure to pay such reimbursement within such five (5) day period.

Upon the occurrence of any one of the foregoing events set forth in this Paragraph 18 and upon the Mortgagee exercising its option to declare the Debt immediately due and payable by reason thereof, the Mortgagor will pay, from the date of that event, interest at the rate of twenty-four (24%) percent per annum (the “Default Rate”).

19. If the Mortgagor fails to make any payment or to do any act as herein provided, the Mortgagee may, but without any obligation to do so and upon reasonable notice to or demand on the Mortgagor (except where immediate action is required to avert a loss or forfeiture) and without releasing the Mortgagor from any obligation hereunder, make or do the same in such manner and to such extent as the Mortgagee may deem necessary to protect the security hereof, the Mortgagee being authorized to enter upon the Mortgaged Property for such purposes, or appear in, defend or bring any action or proceeding to protect its interests in the Mortgaged Property or to foreclose this Mortgage or collect the Debt. The cost and expense thereof (including reasonable attorneys’ fees), with interest as provided in this paragraph, shall be due from Mortgagor upon demand made by the Mortgagee. All such costs and expenses incurred by the Mortgagee in remedying such default or in appearing in, defending or bringing any such action or proceeding shall be paid with interest at the Default Rate for the period after notice from the Mortgagee that such cost or expense was incurred to the date of payment to the Mortgagee. All such costs and expenses incurred by the Mortgagee pursuant to the terms hereof, with interest, shall be deemed to be secured by this Mortgage.

20. Mortgagor will pay a charge of five (5%) percent of any amount which cannot be debited from its account due to insufficient balances on the Debit Date (as defined in the Note), as liquidated damages for failure to make timely payment and such late charge shall be secured by this Mortgage.

21. In any action to foreclose this Mortgage the Mortgagee shall be entitled to the appointment of a receiver without notice, and without regard to the adequacy of the security.

22. The failure of the Mortgagee to insist upon strict performance of any term of the Note or this Mortgage shall not be deemed to be a waiver of any term of the Note or this Mortgage. The Mortgagor shall not be relieved of the Mortgagor’s obligations hereunder by reason of (a) the failure of the Mortgagee to comply with any request of the Mortgagor to take any action to foreclose this Mortgage or otherwise enforce any of the provisions hereof or of the Note, (b) the release, regardless of consideration, of the whole or any part of the Mortgaged Property, or (c) any agreement or stipulation by the Mortgagee extending the time of payment or otherwise modifying or supplementing the terms of the Note or this Mortgage. The Mortgagee may resort for the payment of the Debt to any other security held by the Mortgagee in such order and manner as the Mortgagee, in its discretion, may elect. The Mortgagee may take action to recover the Debt or any portion thereof or to enforce any covenant hereof without prejudice to the right of the Mortgagee thereafter to foreclose this Mortgage. The rights of the Mortgagee under this Mortgage shall be separate, distinct and cumulative and none shall be given effect to the exclusion of the others. No act of the Mortgagee shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision.

23. If the Mortgagor consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several.

24. The terms of the Note and this Mortgage shall be construed by the laws of the State of New York, except as herein expressly provided to the contrary.

25. This Mortgage is both a real property mortgage and a security agreement. The Mortgaged Property includes both real and personal property and all other rights and interests, whether tangible or intangible in nature, of the Mortgagor in the Mortgaged Property.

The Mortgagor will, at the request of the Mortgagee, deliver to the Mortgagee any and all further instruments which the Mortgagee shall require in order to further secure and perfect the lien of this Mortgage. The Mortgagee is authorized and empowered to file financing statements, as required by the Uniform Commercial Code, to perfect its lien against the foregoing types of personal property without first obtaining the signature of the Mortgagor on the financing statements.

26. The Mortgagor (and the undersigned representative of the Mortgagor, if any) has full power, authority and legal right to execute this Mortgage and to keep and observe all of the terms of the Note and this Mortgage on the Mortgagor’s part to be performed.

27. The Mortgagee has the right to appear in and defend any action or proceeding brought with respect to the Mortgaged Property and to bring any action or proceeding, in the name and on behalf of the Mortgagor, which Mortgagee, in its discretion, feels should be brought to protect its interests in the Mortgaged Property.

28. If any term, covenant or condition of the Note or this Mortgage is held to be invalid, illegal or unenforceable in any respect, the Note and this Mortgage shall be construed without such provision.

29. This Mortgage may be executed in any number of duplicate originals and each such duplicate original shall be deemed to constitute but one and the same instrument.

30. If the Mortgagor is a corporation, the execution and delivery of this Mortgage has been duly authorized by the board of directors of the Mortgagor and there is no requirement under its certificate of incorporation or its by-laws for consent of shareholders to this transaction; or if the Mortgagor is a partnership, the execution and delivery of this Mortgage has been duly authorized by the partners of the Mortgagor pursuant to its partnership agreement; or if the Mortgagor is a limited liability company, the execution and delivery of this Mortgage has been duly authorized in accordance with its operating agreement.

31. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form. The word “Mortgagor” shall mean “each Mortgagor and/or any subsequent owner or owners of the Mortgaged Property or any part thereof or interest therein”. The word “Mortgagee” shall mean “the Mortgagee or any subsequent holder of the Note”. The word “Note” shall mean “the Note or any other evidence of indebtedness secured by this Mortgage”. The word “person” shall include an individual, corporation, partnership, limited liability company, trust, unincorporated association, government, governmental authority or other entity. The words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. The word “Debt” shall mean the principal with interest thereon and all other sums due pursuant to the Note and/or this Mortgage and secured by this Mortgage. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns and pronouns shall include the plural and vice versa.

32. This Mortgage cannot be changed orally but only in writing by the person to be charged.

33. The Mortgagor hereby agrees that upon its failure to pay the Debt on the maturity date the Mortgagor will pay to the Mortgagee interest on the then unpaid principal at the Default Rate from the maturity date and until the actual receipt and collection of the Debt by the Mortgagee. This charge shall be added to the principal and shall be deemed to be part of the Debt. This paragraph, however, shall not be construed as an agreement or privilege to extend this Mortgage, nor as a waiver of any other right or remedy accruing to the Mortgagee by reason of any such default.

34. The Mortgagor hereby waives the right to assert a counterclaim other than a compulsory counterclaim in any action or proceeding brought against it by the Mortgagee and waives trial by jury in any action or proceeding brought by either party hereto against the other or in any counterclaim asserted by the Mortgagee against the Mortgagor on any matters whatsoever arising out of or in any way connected with the Note, this Mortgage or the Debt.

35. This Mortgage is subject to the express condition that at no time shall the Mortgagor be obligated or required to pay interest on the principal balance due hereunder at a rate which could subject the Mortgagee to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Mortgagor is permitted by law to contract or agree to pay. If by the terms of this Mortgage the Mortgagor is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of such maximum rate, the rate of interest under this Mortgage and/or the Note shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments toward the reduction of principal and not to the interest due hereunder.

36. The Mortgagor covenants that the Mortgagor will, in compliance with Section 13 of the Lien Law, receive the advances secured hereby and will hold the right to receive such advances as a trust fund to be applied first for the purpose of paying the cost of the improvement and will apply the same first to the payment of the cost of the improvement before using any part of the total of the same for any other purpose.

37. The Mortgagor hereby represents and warrants to the Mortgagee that, to the best of Mortgagor’s knowledge and belief, the Mortgaged Property and the use thereof are and have been in full compliance with all federal, state and local laws, ordinances, rules and regulations regarding hazardous and toxic materials. The Mortgagor hereby indemnifies and holds the Mortgagee free of and harmless from and against any and all claims, demands, damages or liabilities the Mortgagee may incur as a result of the failure of the Mortgaged Property to be or to have been in full compliance with all federal, state and local laws, ordinances, rules and regulations regarding hazardous and toxic materials.

38. Except for (i) the obligations of the Mortgagor under the provisions of Paragraph 37 of this Agreement, (ii) any acts or omissions constituting fraud or misrepresentation by the Mortgagor in connection with applying for the loan evidenced by the Note and secured by the Mortgage and the Note or this Mortgage or in supplying information or documentation to the Mortgagee subsequent to the date hereof, (iii) the fraudulent misappropriation or misapplication of the Rents collected at the Mortgaged Property, (iv) liability for rental or other income generated from the Mortgaged Property received by the Mortgagor after default beyond applicable notice, grace and/or cure periods, if any, under the Note or this Mortgage which is not applied to the Mortgaged Property (except that payments made to affiliates of the Mortgagor for amounts accrued in prior years, or in amounts which are in excess of then-market rates shall not be considered applied to the Mortgaged Property), or (v) deliberate waste, the liability of the Mortgagor, its permitted successors or assigns, under the Note, this Mortgage and any other document evidencing or securing the Debt is hereby strictly limited to the interest of the Mortgagor, its permitted successors or assigns, in the Mortgaged Property and any judgment in favor of the Mortgagee shall be satisfied only against the Mortgaged Property. Any judgment in favor of the Mortgagee by reason of any of the items set forth in clauses (i) through (v) of this Paragraph 38 may also be enforced against and collected out of the other assets of the Mortgagor as well as the Mortgaged Property. No judgment arising out of the Note or this Mortgage may be satisfied against any asset of any member of the Mortgagor, and the Mortgagee shall neither seek, demand nor be entitled to obtain a deficiency judgment.

39. Mortgagee may, either with or without entry or taking possession of the Mortgaged Property as provided in this Mortgage or otherwise, personally or by its agents or attorneys, and without prejudice to the right to bring an action for judicial foreclosure of this Mortgage, sell the Mortgaged Property or any part thereof pursuant to any procedures provided by applicable law, and all estate, right, title, interest, claim and demand therein, and right of redemption thereof, at one or more sales as an entity or in parcels, and at such time and place upon such terms and after such notice thereof as may be required or permitted by applicable law.

40. If an Event of Default shall have occurred and be continuing, the Mortgagee shall have the right (but not the obligation) to apply partial payments on account of principal, interest, tax escrow installments or tax arrears as it shall determine in its sole discretion, reasonably exercised.

41. Upon payment in full of the Debt (by wire transfer of immediately available funds), Mortgagee will assign this Mortgage to Mortgagor or its designee, at no additional cost other than (a) reasonable legal fees incurred therewith; and (b) an assignment fee of $1,500.00. However, Mortgagee shall have no responsibility or liability in the event the original Note or other documents are lost and shall, upon request if necessary, provide a lost note affidavit in form satisfactory to Mortgagee and its counsel.

42. Notwithstanding anything herein to the contrary, wherever herein or in any other document evidencing or securing the Debt the Mortgagee or its counsel shall have discretion to approve or accept some document, action or state of facts, such discretion shall be exercised in a commercially reasonable manner.

43. Ground Lessee hereby represents and warrants to the Mortgagee as follows:

(a) Ground Lessee is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization or incorporation; and is duly qualified to transact business and in good standing in the State of New York; and has all necessary approvals, governmental and otherwise, and full power and authority to own its properties (including the leasehold title in the Mortgaged Property) and carry on its business as now conducted and proposed to be conducted.

(b) The execution, delivery and performance of this Mortgage and any other documents executed by Ground Lessee in connection herewith (i) are within the limited liability company power of Ground Lessee; (ii) have been authorized by all requisite limited liability company action; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) will not violate, conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a default under any provisions of law, any order or judgment of any court or governmental authority, the articles of organization, operating agreement, or other governing instrument of Ground Lessee, or any indenture, agreement or other instrument to whch Ground Lessee is a party or by which is or any of its property is or may be bound or affected; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of its properties or assets, except the lien and security interest created hereby; and (vi) will not require any authorization or license from, or any filing with, any governmental or other body (except for the recordation of this Mortgage in appropriate land records in the State of New York and except for Uniform Commercial Code filings relating to the security interest created hereby).

(c) The Ground Lease has not been changed, modified, amended or supplemented except as set forth herein, and the interest of the Ground Lessee, except for the Senior Mortgage, has not been assigned, encumbered or otherwise transferred, except as set forth below. The Ground Lease, including any modifications or amendments set forth below, contains all of the understanding and agreements between Ground Lessee and Mortgagor.

(d) The Ground Lease is in full force and effect and free from any default by either party. There are also no existing conditions, which upon the giving of notice or lapse of time, or both, would constitute a default under the Ground Lease.

(e) As of the date hereof, Ground Lessee has no outstanding offsets or credits against, or deductions from, or “free rent” period entitlements with respect to its future rent obligations.

(f) Ground Lessee has no expansion rights, purchase options or rights of first refusal with respect to acquiring any additional interest in the Mortgaged Property.

(g) This Mortgage and the Subordinate Assignment of Rents of even date herewith in favor of the Mortgagee constitute legal, valid and binding obligations of Ground Lessee.

(h) No bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or any other proceeding for the relief of borrowers, has been instituted by or against Ground Lessee or, if Ground Lessee is a partnership, any general partner of Ground Lessee.

44. Ground Lessee shall not be liable for any judgment with respect to the Debt except for damages resulting from any inaccuracies in any of the representations by Ground Lessee under Section 43, and Ground Lessee joins in this Mortgage for purposes of agreeing to the terms hereof and binding its interest in the Mortgaged Property.

45.(a) Ground Lessee and Mortgagor have executed this Mortgage mortgaging their separate estates in the Mortgaged Property for the purpose of granting to the Mortgagee such lien as would cause the fee simple title to the Mortgaged Property to be sold free and clear of the Ground Lease at foreclosure sale. Ground Lessee and Mortgagor hereby jointly and severally waive any right, arising at law or in equity, whether presently existing or subsequently accruing, whether to Ground Lessee, Mortgagor, or anyone holding or claiming under or through them, to have their separate estates sold separately upon foreclosure, whether under principles of marshalling or otherwise.

(b) Except as specified in Section 44, in any action commenced to enforce the Debt created or arising under this Mortgage, any resulting judgment or decree shall be enforceable against Ground Lessee only to the extent of Ground Lessee’s interest in the Mortgaged Property or other property subject to any security interest securing the Note. Subject to Section 44, (i) any execution on such judgment of decree, with respect to the assets of Ground Lease, shall be limited to the Mortgaged Property or other property subject to any security interest securing the Note, and (ii) Ground Lessee shall not be personally liable for any judgment or decree resulting from any action to enforce the Debt be or be caused to be a lien on any other asset of Ground Lessee other than the Mortgaged Property or other property subject to any security interest securing the Note.

(c) Ground Lessee and Mortgagor each agree that neither this Mortgage nor any obligation of Ground Lessee and Mortgagor hereunder will be released, impaired or subordinated by any amendment to this Mortgage or any other document or extension of time or waiver of right or remedy as to Ground Lessee, Mortgagor, or any other party, or any other act or thing which, but for this provision, would so release, impair, or subordinate.

(d) Ground Lessee and Ground Lessee’s interest in the Ground Lease and the Mortgaged Property shall be subject to all of the provisions of Section 9.

(e) Under no circumstances shall Mortgagee or any of its successors or assigns have any obligation or liability of any kind or nature based upon or arising under the Ground Lease, regardless of whether such obligation or liability (i) is an obligation or liability of either ground lessee or ground lessor under the Ground Lease, or (ii) arises either before or after Mortgagee acquired title to the Mortgaged Property.

(f) Ground Lessee and Mortgagor each hereby acknowledge and agree that all of the Ground Lessee’s rights and remedies under the Ground Lease, including without limitation any rights of first refusal or any purchase rights, are subject and subordinate to this Mortgage.

46. Without first obtaining Mortgagee’s prior written consent, Mortgagor shall not (a) amend or modify the Ground Lease, (b) extend or renew the Ground Lease (except in accordance with the existing Ground Lease provisions), (c) terminate or accept the surrender of the Ground Lease, (d) enter into any new ground lease of the Mortgaged Property, or (e) accept any prepayment of rent, termination fee, or any similar payment with respect to the Ground Lease.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, this Mortgage has been duly executed by the Mortgagor as of the date first above written.

250 WEST 57TH ST. ASSOCIATES L.L.C.

By:	/s/ Peter L. Malkin
Peter L. Malkin, Member

FISK BUILDING ASSOCIATES L.L.C.

By:	/s/ Peter L. Malkin
Peter L. Malkin, Member

STATE OF NEW YORK	)
)ss.:
COUNTY OF NEW YORK	)

On the 15 day of October, 2009, before me, the undersigned, personally appeared Peter L. Malkin, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacities, and that by his signatures on the instrument, the individual, or the person on behalf of which the individual acted, executed the instrument.

/s/ Jennifer Kelly
Notary Public

Jennifer Kelly
Notary Public, State of New York
NO. 01KE60xxxxx
Qualified in Nassau County
Commission Expires November 8, 2009

SCHEDULE A

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the southerly side of 57th Street with the westerly side of Broadway;

RUNNING THENCE southerly along said westerly side of Broadway, 54 feet 3-1/4 inches;

THENCE westerly parallel with said southerly side of 57th Street, 71 feet  1/2 inch;

THENCE southerly parallel with the easterly side of Eighth Avenue, 50 feet to the center line of the block;

THENCE westerly again parallel with the said southerly side of 57th Street and along the center line of the block, 190 feet to said easterly side of Eighth Avenue;

THENCE northerly along said easterly side of Eighth Avenue, 100 feet 5 inches to the corner formed by the intersection of said easterly side of Eighth Avenue with said southerly side of 57th Street;

THENCE easterly along said southerly side of 57th Street, 240 feet 11-1/2 inches to the point or place of BEGINNING.

Mortgagor:	250 WEST 57TH ST. ASSOCIATES L.L.C.

Mortgagee:	SIGNATURE BANK

Section:	4
Block:	1028
Lot:	56

Street Address:	250 West 57th Street, New York, New York

Check One Box Only

1. ☐ The attached mortgage covers real property principally improved or to be improved by one or more structures containing in the aggregate not more than six residential dwelling units, each having their own separate cooking facilities.

2. ☒ The attached mortgage does not cover real property improved as described above.

250 WEST 57TH ST. ASSOCIATES L.L.C.

By:	/s/ Peter L. Malkin
Peter L. Malkin, Member

Subordinate Mortgage

250 WEST 57TH ST. ASSOCIATES L.L.C.

- to -

SIGNATURE BANK

Premises: 250 West 57th Street, New York, New York

The within premises lie in

Section 4, Block 1028, Lot 56

in New York County

Record and Return To:

CULLEN AND DYKMAN LLP

100 QUENTIN ROOSEVELT BOULEVARD

GARDEN CITY, NEW YORK 11530

ATTENTION: AMY F. HECHT, ESQ.

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